Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1, as amended (File No. 333-280020), of Asset Entities Inc. (the “Company”) of our report dated April 1, 2024, relating to the audit of the consolidated balance sheets of the Company and its variable interest entity as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”).

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
June 20, 2024	Certified Public Accountants
PCAOB ID: 1171